Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 367-9600 ext 371

saronson@glaukos.com

Glaukos Announces Planned Retirement of

Chief Financial Officer Richard L. Harrison

Laguna Hills, CA — July 14, 2016 — Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced that its Chief Financial Officer, Richard L. Harrison, has notified the company of his plans to retire in 2017 in order to dedicate more time to family and personal interests.  Mr. Harrison will remain in his current role until a successor is named and he has agreed to assist with an orderly transition.  The company has initiated a search to identify a replacement for Mr. Harrison.

Mr. Harrison has been the Company’s Chief Financial Officer since January 2008.

“Rich has made outstanding contributions to Glaukos and has helped guide the company to a strong financial and operational position, highlighted by our June 2015 initial public offering,” said Thomas W. Burns, President and Chief Executive Officer of Glaukos.  “We thank Rich for his many years of distinguished service and appreciate his desire to stay with Glaukos until we have successfully transitioned to a new CFO.”

Mr. Harrison said, “I have been privileged to work with an extraordinary team during my tenure at Glaukos, helping it grow from a small startup of about 30 employees to a very successful commercial enterprise today of more than 200 employees.  I am looking forward to my remaining time with the company and will do all that I can to facilitate the transition to my successor.”

About Glaukos

Glaukos Corporation (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.

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